Exhibit 99.1

Contact:	Mike Huston, President, CEO, and COO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp, Inc. Announces Board Chair Change;
Huston to Succeed Schierhorn as Chairman of the Board

ANCHORAGE, AK — August 22, 2025 —At yesterday’s board of directors (“Board”) meeting, Joe Schierhorn announced his retirement from Northrim BanCorp, Inc. (Nasdaq: NRIM) (“Northrim” or the “Company”) effective as of December 31, 2025. As part of its continuing succession plan, the Board announced that Mike Huston, current President & CEO, will succeed Mr. Schierhorn as Chairman of the Board of Northrim Bank (the “Bank”) and Company on January 1, 2026, in addition to his current responsibilities. Mr. Huston has been with the Company since 2017 serving as President since 2022 and President and CEO since 2024.

"It has been an honor to be part of the Bank since its inception. We have invested in Alaska, connected with our community and created a culture of customer first service and I know the organization will continue to do so going forward," said Schierhorn. I am retiring with the confidence that Northrim will continue to be a vibrant and growing part of our community. Mike has brought a wealth of experience to the organization. His collaborative leadership style has resulted in growth and success throughout the Bank. He continuously exhibits a commitment to our customers, employees and the communities we serve.”

Mr. Schierhorn’s professional career began at Alaska Pacific Trust and has spanned over 40 years within Alaska. He is a charter employee of the Bank, starting as the Bank’s Commercial Loan Officer and Regulatory Compliance Manager in 1990. He served as Chief Financial Officer, Chief Operating Officer and finally President and Chief Executive Officer of the Bank. He has served as the Chairman of the Board and Company since 2018. He also served as Lead Director, Audit Committee Chair on the board of Pacific Wealth Advisors, LLC and as Director for Pacific Portfolio Trust Co. since 2017.

“The Board recognizes that the Company and Bank have benefited from Mr. Schierhorn’s vision, financial and business knowledge and community leadership through many years of dedicated service. His hard work, integrity, and commitment have made a lasting impact, and will ensure the long-term success of our company,” notes Northrim Bank President & CEO Mike Huston. “We will miss Joe’s leadership at the Bank but know that he will continue to be an advocate for all Alaska and we are proud to have worked with him at Northrim.”

Mr. Schierhorn has been a prominent Alaska business and civic leader. He was inducted into the Alaska Business Hall of Fame in 2025 and is a Diamond Donor within the Leadership Council of the United Way of Anchorage. He has held significant leadership roles and board positions for State and local organizations including the Alaska Bankers Association, Pacific Bankers Management Institute (representing the Pacific Coast Banking School), Federal Reserve Bank of San Francisco Twelfth District Community Deposit Institutions Advisory Council, Anchorage Chamber of Commerce, Anchorage Rotary Club, United Way of Anchorage, Resource Development Council of Alaska, KEEP Alaska Competitive, and Seawolf 5th Line.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches throughout the state and differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. The Bank has two wholly-owned subsidiaries, Sallyport Commercial Finance, LLC, a specialty finance company and Residential Mortgage, LLC, a regional home mortgage company. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

Note Transmitted on GlobeNewswire on August 22, 2025, at 12:15 pm Alaska Standard Time.